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                                                                     EXHIBIT 2.3

                          MANAGEMENT SERVICES AGREEMENT

                                 BY AND BETWEEN

                       CARDIOLOGY MANAGEMENT PARTNERSHIP,
                           A TEXAS GENERAL PARTNERSHIP

                                       AND

                 SOUTHEAST TEXAS CARDIOLOGY ASSOCIATES II, P.A.
                        A TEXAS PROFESSIONAL ASSOCIATION
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                                TABLE OF CONTENTS

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ARTICLE I. DEFINITIONS...........................................................   2

   Section 1.1 Adjusted Gross Revenue............................................   2
   Section 1.2 Adjustments.......................................................   2
   Section 1.3 Ancillary Revenue.................................................   2
   Section 1.4 Base Management Fee...............................................   2
   Section 1.5 Budget............................................................   2
   Section 1.6 Business Manager..................................................   2
   Section 1.7 Business Manager Consent..........................................   2
   Section 1.8 Business Manager Expense..........................................   3
   Section 1.9 Confidential Information..........................................   3
   Section 1.14 GAAP.............................................................   3
   Section 1.15 Management Fee...................................................   3
   Section 1.16 Management Services..............................................   3
   Section 1.13 Management Services Agreement....................................   3
   Section 1.14 Master Transaction Agreement.....................................   4
   Section 1.15 Medical Group....................................................   4
   Section 1.16 Medical Group Account............................................   4
   Section 1.17 Medical Group Consent............................................   4
   Section 1.18 Medical Group Expense............................................   4
   Section 1.19 Medical Services.................................................   4
   Section 1.20   Net Collections................................................   4
   Section 1.21 Office...........................................................   4
   Section 1.22 Office Expense...................................................   5
   Section 1.23   Original Physicians' Salaries..................................   6
   Section 1.24 Performance Fee..................................................   6
   Section 1.25 Physician........................................................   6
   Section 1.26 Policy Board.....................................................   6
   Section 1.27 Practice Territory...............................................   6
   Section 1.28 Professional Services Revenues...................................   7
   Section 1.29 Representatives..................................................   7
   Section 1.30 State............................................................   7
   Section 1.31 Term.............................................................   7

ARTICLE II. APPOINTMENT AND AUTHORITY OF BUSINESS MANAGER.......................    7

   Section 2.1 Appointment......................................................    7
   Section 2.2 Authority........................................................    7
   Section 2.3 Patient Referrals................................................    7
   Section 2.4 Practice of Medicine.............................................    8

ARTICLE III. RESPONSIBILITIES OF THE POLICY BOARD...............................    8

   Section 3.1 Formation and Operation of the Policy Board......................    8
   Section 3.2 Duties and Responsibilities of the Policy Board..................    8
   Section 3.3 Medical Decisions................................................    9
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
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ARTICLE IV. COVENANTS AND RESPONSIBILITIES OF BUSINESS MANAGER..................   10

   Section 4.1 Office and Equipment.............................................   10
   Section 4.2 Medical Supplies.................................................   11
   Section 4.3 Support Services.................................................   11
   Section 4.4 Quality Assurance Risk Management and Utilization Review.........   11
   Section 4.5 Licenses and Permits.............................................   11
   Section 4.6 Personnel........................................................   11
   Section 4.7 Contract Negotiations............................................   12
   Section 4.8 Billing and Collection...........................................   12
   Section 4.9 Medical Group Account............................................   13
   Section 4.10 Fiscal Matters..................................................   14
   Section 4.11 Reports and Records.............................................   16
   Section 4.12 Recruitment of Medical Group Physicians.........................   16
   Section 4.13 Acquisitions of or Mergers with other Medical Groups............   16
   Section 4.14 Business Manager's Insurance....................................   16
   Section 4.15 No Warranty.....................................................   17

ARTICLE V. COVENANTS AND RESPONSIBILITIES OF MEDICAL GROUP......................   17

   Section 5.1 Organization and Operation.......................................   17
   Section 5.2 Medical Group Personnel..........................................   17
   Section 5.3 Professional Standards...........................................   20
   Section 5.4 Medical Services.................................................   20
   Section 5.5 Peer Review/Quality Assurance....................................   21
   Section 5.6 Medical Group's Insurance........................................   21
   Section 5.7 Confidential and Proprietary Information.........................   21
   Section 5.8 Noncompetition...................................................   22
   Section 5.9 Name, Trademark..................................................   24

ARTICLE VI. FINANCIAL ARRANGEMENT...............................................   24

   Section 6.1 Definitions......................................................   24
   Section 6.2 Compensation.....................................................   24
   Section 6.3 Adjustments......................................................   25
   Section 6.4 Reasonable Value.................................................   25
   Section 6.5 Payment of Management Fee........................................   26
   Section 6.6 Disputes Regarding Fees..........................................   26

ARTICLE VII. TERM AND TERMINATION...............................................   26

   Section 7.1 Initial and Renewal Term.........................................   26
   Section 7.2 Termination......................................................   27
   Section 7.3 Legislative, Regulatory or Administrative Change.................   28
   Section 7.4 Effects of Termination...........................................   29
   Section 7.5 Repurchase Obligation............................................   29
   Section 7.6 Repurchase Option................................................   30
   Section 7.7 Closing of Repurchase............................................   31
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
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ARTICLE VIII. MISCELLANEOUS.....................................................   31

   Section 8.1 Administrative Services Only.....................................   31
   Section 8.2 Status of Contractor.............................................   31
   Section 8.3 Notices..........................................................   31
   Section 8.4 Governing Law....................................................   32
   Section 8.5 Assignment.......................................................   32
   Section 8.6 Arbitration......................................................   33
   Section 8.7 Waiver of Breach.................................................   33
   Section 8.8 Enforcement......................................................   33
   Section 8.9 Gender and Number................................................   33
   Section 8.10 Additional Assurances...........................................   33
   Section 8.11 Consents, Approvals, and Exercise of Discretion.................   33
   Section 8.12 Force Majeure...................................................   33
   Section 8.13 Severability....................................................   34
   Section 8.14 Divisions and Headings..........................................   34
   Section 8.15 Amendments and Management Services Agreement Execution..........   34
   Section 8.16 Entire Management Services Agreement............................   34


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                          MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT is made and entered into effective as of September 18, 1996 (the "Effective Date"), by and between Cardiology Management Partnership, a Texas general partnership (as defined more precisely in Article I, "Business Manager"), and Southeast Texas Cardiology Associates II, P.A., a Texas professional association ("Medical Group").

                                    RECITALS

This Management Services Agreement is made with reference to the following premises:

         A. Medical Group is a validly existing Texas professional association, formed for and engaged in the conduct of a cardiology medical practice and the provision of cardiology medical services to the general public in and around the Beaumont, Texas area through individual physicians who are licensed to practice medicine in the State of Texas and who are employed or otherwise retained by Medical Group.

         B. Business Manager is a validly existing Texas general partnership that has been duly formed to manage the business aspects of the cardiology medical practice of Medical Group.

         C. Medical Group desires to focus its energies, expertise and time on the practice of medicine and on the delivery of medical services to patients, and to accomplish this goal it desires to delegate the increasingly more complex business functions of its medical practice to persons with business expertise.

         D. Medical Group wishes to engage Business Manager to provide such management, administrative and business services as are necessary and appropriate for the day-to-day administration of the nonmedical aspects of Medical Group's medical practice, and Business Manager desires to provide such services, all upon the terms and conditions hereinafter set forth.

         E. Medical Group and Business Manager have determined a fair market value for the services to be rendered by Business Manager and have developed a formula for compensation for Business Manager that will allow the parties to establish a relationship permitting each party to devote its skills and expertise to the appropriate responsibilities and functions.


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         NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions herein above and hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

         For the purposes of this Management Services Agreement, the following terms shall have the meanings ascribed thereto:

         Section 1.1 Adjusted Gross Revenue The term "Adjusted Gross Revenue" shall mean the sum of Professional Services Revenue and Ancillary Revenue determined in accordance with GAAP.

         Section 1.2 Adjustments. The term "Adjustments" shall mean any adjustments on an accrual basis for uncollectible accounts, Medicare, Medicaid and other payor contractual adjustments, discounts, workers' compensation adjustments, professional courtesies and other reductions in collectible revenue that result from activities that do not result in collectible charges.

         Section 1.3 Ancillary Revenue. The term "Ancillary Revenue" shall mean all revenue actually recorded each month (net of Adjustments) that is not Professional Services Revenues.

         Section 1.4 Base Management Fee. The term "Base Management Fee" shall mean the amount determined in accordance with Section 6.1.

         Section 1.5 Budget. The term "Budget" shall mean an operating and capital expenditure budget of Medical Group for each fiscal year.

         Section 1.6 Business Manager. The term "Business Manager" shall mean Cardiology Management Partnership, a Texas general partnership, and each entity that succeeds to the interests of the Business Manager and to whom the obligations of Business Manager are assigned and transferred.

         Section 1.7 Business Manager Consent. The term "Business Manager Consent" shall mean the consent granted by Business Manager's representatives to the Policy Board created pursuant to Article III herein. When any provision of this Management Services Agreement requires Business Manager Consent, Business Manager Consent shall not be unreasonably withheld and shall be binding on Business Manager.


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         Section 1.8 Business Manager Expense. The term "Business Manager
Expense" shall mean an expense or cost incurred by the Business Manager and for which the Business Manager, and not Medical Group, is financially liable.

         Section 1.9 Confidential Information. The term "Confidential Information" shall mean any information of Business Manager or Medical Group, as appropriate (whether written or oral), including all notes, studies, patient lists, information, forms, business or management methods, marketing data, fee schedules, or trade secrets of the Business Manager or of Medical Group, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Management Services Agreement. Confidential Information shall also include the terms and provisions of this Management Services Agreement and the Budget. Confidential Information does not include, however, any information that (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its affiliates, advisors or Representatives); or (ii) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party.

         Section 1.10 GAAP. The term "GAAP" shall mean generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the determination. For purposes of this Management Services Agreement, GAAP shall be applied on an accrual basis in a manner consistent with the historic practices of the person to which the term applies.

         Section 1.11 Management Fee. The term "Management Fee" shall mean Business Manager's compensation determined in accordance with in Article VI hereof.

         Section 1.12 Management Services. The term "Management Services" shall mean the business, administrative, management and supervisory services to be provided to Medical Group, including without limitation the provision of equipment, supplies, support services, marketing and advertising, certain nonmedical personnel, office space, management, administration, billing and collection services, financial recordkeeping and reporting and other business office services, business functions and business affairs.

         Section 1.13 Management Services Agreement. The term "Management Services Agreement" shall mean this Management Services Agreement by and between Medical Group and Business Manager and any amendments hereto as may be adopted as provided in this Management Services Agreement.


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         Section 1.14 Master Transaction Agreement. The term "Master Transaction
Agreement" shall mean the agreement effective as of August 21, 1996, by and between Raytel Medical Corporation, Raytel Texas Physician Services, Inc.,
Raytel Southeast Management, L.P., Southeast Texas Cardiology Associates II, P.A., Southeast Texas Cardiology Associates, P.A., Rodolfo P. Sotolongo, M.D., Wayne S. Margolis, M.D., Michael L. Smith, M.D., and Miguel Castellanos, M.D.

         Section 1.15 Medical Group . The term "Medical Group" shall mean Southeast Texas Cardiology Associates II, P.A., a Texas professional association.

         Section 1.16 Medical Group Account. The term "Medical Group Account" shall mean the bank account of Medical Group established as described in Sections 4.8 and 4.9.

         Section 1.17 Medical Group Consent. The term "Medical Group Consent" shall mean the consent granted by Medical Group's representatives to the Policy Board created pursuant to Article III herein. When any provision of this Management Services Agreement requires Medical Group Consent, Medical Group Consent shall not be unreasonably withheld and shall be binding on Medical Group.

         Section 1.18 Medical Group Expense. The term "Medical Group Expense" shall mean an expense incurred by the Business Manager or Medical Group and for which Medical Group, and not the Business Manager, is financially liable. Except as modified in Section 5.2, herein below, Medical Group Expense shall include such items as salaries for Physicians and physician assistants, benefits and other related costs (including professional dues, subscriptions, continuing medical education expenses and travel costs for continuing medical education or other business travel). In the event Medical Group incurs consulting, accounting or legal fees without coordinating such engagement through Business Manager, all fees and expenses so incurred shall also be Medical Group Expenses.

         Section 1.19 Medical Services. The term "Medical Services" shall mean medical care and services, including but not limited to the practice of cardiology and all related health care services provided by Medical Group through the Physicians and other health care providers that are professionally affiliated with Medical Group.

         Section 1.20 Net Collections. The term "Net Collections" shall mean the sum of all professional fees actually recorded each month on a cash basis as a result of professional medical services and related health care services rendered by the Physicians whether rendered in an outpatient or inpatient setting.

         Section 1.21 Office. The term "Office" shall mean any office space, clinic, facility that Business Manager shall own or lease or otherwise procure for the use of Medical Group.


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         Section 1.22 Office Expense. The term "Office Expense" shall mean all operating and non-operating expenses incurred by the Business Manager or Medical Group in the provision of services to Medical Group. Office Expense shall not include any state or federal income tax or any other expense that is a Medical Group Expense or a Business Manager Expense. Without limitation, Office Expense shall include:

                  (a) the salaries, benefits, and other direct costs of all employees of Business Manager at the Office and the salaries, benefits, and other direct costs of the nonphysician employees of Medical Group, but not the salaries, or other direct costs of the Physicians or physician assistants (which shall be Medical Group Expenses);

                  (b) the direct cost of any employee or consultant that provides services at or in connection with the office for improved clinic performance, such as management, billing and collections, business office consultation, accounting and legal services, but only when such services are coordinated by Business Manager;

                  (c) reasonable recruitment costs and out-of-pocket expenses of Business Manager or Medical Group associated with the recruitment of additional physician employees of Medical Group;

                  (d) malpractice insurance expenses for Physicians, Business Manager employees, and nonphysician employees; comprehensive and general liability and vicarious liability insurance covering the Office and employees of Medical Group and Business Manager at the Office;

                  (e) the expense of using, leasing, purchasing or otherwise procuring the Office and related equipment, including depreciation;

                  (f) the cost of capital (whether as actual interest on indebtedness incurred on behalf of Medical Group or as reasonable imputed interest on capital advanced by Business Manager) to finance or refinance obligations of Medical Group, purchase medical or nonmedical equipment, or finance new ventures of Medical Group;

                  (g)      the Base Management Fee;

                  (h) direct costs related to obtaining and maintaining capitation or other managed care contracts for professional medical services or health care service contracts with medical or health care providers;

                  (i) the reasonable travel expenses associated with attending meetings,


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         conferences, or seminars to benefit Medical Group;

                  (j) the cost of medical supplies (including but not limited to drugs, pharmaceuticals, products, substances, items, or medical devices), office supplies, inventory and utilities (excluding, however, those medical supplies or medical inventory owned by Medical Group on the date of this Management Services Agreement);

                  (k) any state sales tax on those certain enumerated services in Article IV that have been determined to be taxable services by the state;

                  (l) any interest expense on promissory notes, contractual obligations, or the Transaction Documents arising as part of the consideration paid to the Physicians pursuant to the Master Transaction Agreement and the other Transaction Documents; and

                  (m) all amortization and depreciation expense related to or arising as part of the consideration paid to the Physicians pursuant to the Master Transaction Agreement and the other Transaction Documents.

         Section 1.23 Original Physicians' Salaries. The term "Original Physicians' Salaries" shall mean the sum of the salaries paid to the Physicians as agreed upon at the Effective Date of this Agreement as set forth in Exhibit 5.1A.

         Section 1.24 Performance Fee. The term "Performance Fee" shall mean the amount payable to the Business Manager, if any, determined under Article VI, as a Management Fee based upon the Business Manager assisting Medical Group to achieve certain pre-determined performance criteria.

         Section 1.25 Physician. The term "Physician" shall mean each individually licensed professional who is employed or otherwise retained by or associated with Medical Group, each of whom shall meet at all times the qualifications described in Article V.

         Section 1.26 Policy Board. The term "Policy Board" shall refer to the body responsible for developing and implementing management and administrative policies for the overall operation of Medical Group.

         Section 1.27 Practice Territory. The term "Practice Territory" shall mean the geographic area within the six counties consisting of Jefferson, Orange, Hardin, Jasper, Chambers and Liberty Counties and within a radius of thirty (30) miles of any current or future facility from which Medical Group provides Medical Services in Texas, representing the


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geographic boundaries of the medical practice conducted by Medical Group.

         Section 1.28 Professional Services Revenues. The term "Professional Services Revenues" shall mean the sum of all professional fees actually recorded each month on an accrual basis under GAAP (net of Adjustments) as a result of professional medical services and related health care services rendered by the Physicians whether rendered in an outpatient or inpatient setting.

         Section 1.29 Representatives. The term "Representatives" shall mean a party's officers, directors, employees, or other agents or representatives.

         Section 1.30 State. The term "State" shall mean the State of Texas.

         Section 1.31 Term. The term "Term" shall mean the initial and any renewal periods of duration of this Management Services Agreement as described in Section 7.1.

                                   ARTICLE II.

                  APPOINTMENT AND AUTHORITY OF BUSINESS MANAGER

         Section 2.1 Appointment. Medical Group hereby appoints Business Manager as its sole and exclusive agent for the provision of Management Services to the Medical Group, and Business Manager hereby accepts such appointment, subject at all times to the provisions of this Management Services Agreement.

         Section 2.2 Authority. Consistent with the provisions of this Management Services Agreement, Business Manager shall have the responsibility and commensurate authority to provide Management Services to Medical Group. Subject to the terms and conditions of this Management Services Agreement, Business Manager is hereby expressly authorized to provide the Management Services in any reasonable manner Business Manager deems appropriate to meet the day-to-day requirements of the business functions of Medical Group. Business Manager is also expressly authorized to negotiate and execute on behalf of Medical Group all contracts, including payor, managed care or provider agreements. The parties acknowledge and agree that Medical Group, through its Physicians, shall be responsible for and shall have complete authority, responsibility, supervision and control over the provision of all Medical Services and other professional health care services performed for patients, and that all diagnoses, treatments, procedures and other professional health care services shall be provided and performed exclusively by or under the supervision of Physicians as such Physicians, in their sole discretion, deem appropriate. Business Manager shall have no control or supervision over the provision of Medical Services.

         Section 2.3 Patient Referrals. Business Manager and Medical Group agree that the


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benefits hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission, or any other arrangement for the provision of any item or service offered by Business Manager to patients of Medical Group in any facility, laboratory, catheterization laboratory, or health care operation controlled, managed, or operated by Business Manager.

         Section 2.4 Practice of Medicine. The parties acknowledge that Business Manager is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of medicine. To the extent any act or service herein required by Business Manager should be construed by a court of competent jurisdiction or by the Texas State Board of Medical Examiners constitute the practice of medicine, the requirement to perform that act or service by Business Manager shall be deemed waived and unenforceable.

                                  ARTICLE III.

                      RESPONSIBILITIES OF THE POLICY BOARD

         Section 3.1 Formation and Operation of the Policy Board. The parties hereby establish a Policy Board that shall be responsible for developing and implementing management and administrative policies for the overall operation and management of Medical Group. The Policy Board shall consist of five (5) members. Business Manager shall designate, in its sole discretion, three (3) members of the Policy Board, and Medical Group shall designate, in its sole discretion, two (2) members of the Policy Board. Each party's representatives to the Policy Board shall have the authority to make decisions on behalf of the respective party. Except as may otherwise be provided, the act of a majority of the members of the Policy Board shall be the act of the Policy Board. The Medical Group shall designate the Executive Director as a member of the Policy Board.

         Section 3.2 Duties and Responsibilities of the Policy Board. The Policy Board shall have the following duties, obligations, and authority:

                  (a) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to Medical Group's facilities shall be reviewed and approved by the Policy Board and shall be based upon economic feasibility, physician support, productivity and then current market conditions.

                  (b) Patient Fees; Collection Policies. As a part of the annual operating budget, the Policy Board shall review and approve the fee schedule and collection policies for all physician and ancillary services rendered by Medical Group.

                  (c) Ancillary Services. The Policy Board shall approve Medical Group-provided ancillary services based upon the pricing, access to and quality of such


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         services.

                  (d) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with institutional health care providers and third party payors shall be approved by the Policy Board. The Policy Board shall review and approve discounted fee schedules, including capitated fee arrangements.

                  (e) Strategic Planning. The Policy Board shall approve the long-term strategic planing objectives.

                  (f) Physician Hiring. The Policy Board shall approve the number and type of physicians required for the efficient operation of Medical Group's facilities. The Policy Board shall review and approve any variations to the restrictive covenants in any physician employment contract.

                  (g) Grievance Referrals. The Policy Board shall consider and make recommendations to Medical Group regarding grievances pertaining to matters not specifically addressed in this Management Services Agreement as referred to it by Medical Group's Board of Directors.

                  (h) Policy Board Meetings. The Policy Board meetings shall be held as mutually agreed, but at least quarterly, in Jefferson County, Texas.

                  (i) Relationship to Business Manager. The Policy Board does not have the authority to remove, replace, or supersede the Business Manager.

                  (j) Annual Budget. The Policy Board shall approve the Budget prepared in accordance with Section 4.10, herein, and once approved will remain the Budget until a new Budget is adopted by the Policy Board. It shall require the four-fifths (4/5ths) vote of the Policy Board to change the Performance Fee and Monthly Fee contained in the schedules attached to the Budget.

         Section 3.3 Medical Decisions. Despite the above listing of activities and areas of interest, all medical decisions will be made solely by physicians, but nonphysician members of the Policy Board may participate in the discussion process. The physician members of the Policy Board shall review and resolve issues relating to:

                  (a) Types and levels of Medical Services to be provided;

                  (b) Recruitment of physicians to Medical Group, including the specific qualifications and specialties of recruited physicians;

                  (c) Fee schedules; and

                  (d) Any other function or decision that the parties agree is medical related.


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                                   ARTICLE IV.

               COVENANTS AND RESPONSIBILITIES OF BUSINESS MANAGER

         During the Term, Business Manager shall serve generally in a supervisory capacity in order to best oversee all aspects of the Management Services provided hereunder, specifically by arranging and coordinating such Management Services as Business Manager, in its supervisory capacity, deems necessary and appropriate to facilitate the day-to-day administration of the business aspects of Medical Group's operations, including without limitation those set forth in this Article IV in accordance with all law, rules, regulations and guidelines applicable to the provision of Management Services.

         Section 4.1 Office and Equipment

                  (a) As necessary and appropriate, taking into consideration the professional concerns of Medical Group, Business Manager shall lease, acquire or otherwise procure an Office in a location or locations reasonably acceptable to Medical Group and shall permit Medical Group to use the Office. Any Office procured by Business Manager for the use by Medical Group shall be procured at commercially reasonable rates. Any move from Medical Group's present practice location(s) shall be done only after Business Manager has received Medical Group's Consent.

                  (b) Business Manager shall provide all nonmedical equipment, fixtures, office supplies, furniture and furnishings deemed reasonably necessary by Business Manager for the operation of the Office and reasonably necessary for the provision of Medical Services.

                  (c) Business Manager shall provide, finance, or cause to be provided or financed medical related equipment as requested by Medical Group. Subject to economic feasibility, Medical Group shall have final authority in all medical equipment selections. All medical and nonmedical equipment acquired for the use of Medical Group shall be owned by Business Manager.

                  (d) Business Manager shall be responsible for the care, custody, and control, including repair and maintenance of the Office, consistent with Business Manager's responsibilities under the terms of any lease or other use arrangement, and for the repair, maintenance, and replacement of all equipment other than such repairs, maintenance and replacement necessitated by the negligence or willful misconduct of Medical Group, its Physicians or other personnel employed by Medical Group, the repair or replacement of which shall be a Medical Group Expense and not an Office Expense.


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         Section 4.2 Medical Supplies. Business Manager shall order, procure, purchase and provide on behalf of and as agent for Medical Group all reasonable medical supplies unless otherwise prohibited by federal and/or State law. Furthermore, Business Manager shall ensure that the Office is at all times adequately stocked with the medical supplies appropriate for the operation of Medical Group and required for the provision of Medical Services. The ultimate oversight, supervision and ownership, to the extent necessary, for all medical supplies is and shall remain the sole responsibility of Medical Group. As used in this provision the term "medical supplies" shall mean all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or other governmental authorization held by a licensed health care provider as specified under any federal and/or State law.

         Section 4.3 Support Services. Business Manager shall coordinate, supervise, or otherwise arrange for all printing, stationery, forms, postage, duplication or photocopying services, and other support services as are reasonably necessary and appropriate for the operation of the Office and the provision of Medical Services therein.

         Section 4.4 Quality Assurance Risk Management and Utilization Review. Business Manager shall assist Medical Group in Medical Group's establishment and implementation of procedures to ensure the consistency, quality, appropriateness, and medical necessity of Medical Services provided by Medical Group, and shall arrange for administrative support for Medical Group's overall quality assurance, risk management and utilization review programs.

         Section 4.5 Licenses and Permits. Business Manager shall, on behalf of and in the name of Medical Group, coordinate all development and planning processes, and apply for and use reasonable efforts to obtain and maintain all federal, State, and local licenses and regulatory permits required for or in connection with the operation of Medical Group and equipment (existing and future) located at the Office, other than those relating to the practice of medicine or the administration of drugs by Physicians retained by or associated with Medical Group.

         Section 4.6 Personnel. Business Manager shall coordinate and supervise the retention of and shall oversee the selection, hiring, training, supervision and termination of all management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection and other nonphysician personnel of Medical Group to enable Business Manager to perform its duties and obligations under this Management Services Agreement. Business Manager shall have sole responsibility for determining the salaries and providing such fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement.

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         Section 4.7 Contract Negotiations. Business Manager shall negotiate, either directly or on Medical Group's behalf all contractual arrangements with third parties as are reasonably necessary and appropriate for Medical Group's provision of Medical Services, including, without limitation, negotiated price agreements with third party payors, employers, employer groups, alternative delivery systems, or other purchasers of group health care services.

         Section 4.8 Billing and Collection. On behalf of and for the account of Medical Group, Business Manager shall have the exclusive right to establish and maintain, on behalf of Medical Group, all credit and billing and collection policies and procedures, and shall coordinate and supervise Medical Group personnel to ensure the timely billing and collection of all professional and other fees for all billable Medical Services provided by Medical Group or Physicians. Business Manager shall advise and consult with Medical Group regarding the fees for Medical Services provided by Medical Group; it being understood, however, that Business Manager shall establish the fees to be charged for Medical Services. In connection with the billing and collection services to be provided hereunder, and throughout the Term (and thereafter as provided in Section 7.3), Medical Group hereby grants to Business Manager an exclusive special power of attorney and appoints Business Manager as Medical Group's exclusive true and lawful agent and attorney-in-fact, and Business Manager hereby accepts such special power of attorney and appointment, for the following purposes:

                  (a) To supervise and coordinate the billing of Medical Group's patients, in the name of Medical Group's and on behalf of Medical Group for all billable Medical Services provided by Medical Group to patients.

                  (b) To supervise and coordinate the billing in Medical Group's name and on Medical Group's behalf, as applicable, all claims for reimbursement or indemnification from Blue Shield/Blue Cross, insurance companies, Medicare, Medicaid, and all other third party payors or fiscal intermediaries for all covered billable Medical Services provided by Medical Group to patients.

                  (c) To ensure the collection and receipt in Medical Group's name and on Medical Group's behalf, all accounts receivable generated by such billings and claims for reimbursement that have not been purchased by Business Manager, to administer such accounts including, but not limited to, (i) extending the time of payment of any such accounts for cash, credit or otherwise; (ii) discharging or releasing the obligors of any such accounts; (iii) with the consent of the Policy Board, suing, assigning or selling at a discount such accounts to collection agencies; or (iv) with the of the Policy Board, taking other measures to require the payment of an any such accounts.

                  (d) To deposit all amounts collected in Medical Group's name and on behalf of Medical Group into Medical Group Account which shall be and at all times in Medical Group's name. Medical Group covenants to transfer and deliver to Business Manager for deposit into Medical Group Account or itself to make such deposit of all funds received by Medical Group from patients or third party payors for Medical Services. Upon receipt by Business Manager of any funds from patients or third party payors or from Medical Group pursuant hereto for Medical Services, Business Manager shall immediately deposit same into the Medical Group Account. Business Manager shall disburse such deposited funds to creditors and other persons on behalf of Medical Group, maintaining records of such receipt and disbursement of funds as directed by Medical Group.

                  (e) To take possession of, endorse in the name of Medical Group, and deposit into the Medical Group Account any notes, checks, money orders, insurance payments, and any other instruments received in payment for Medical Services.

                  (f) To sign checks, drafts, bank notes or other instruments on behalf of Medical Group, and to make withdrawals from the Medical Group Account for payments specified in this Management Services Agreement and as requested from time to time by Medical Group.

Upon request of Business Manager, Medical Group shall execute and deliver to the financial institution wherein the Medical Group is maintained, such additional documents or instruments as may be necessary to evidence or effect the special and limited power of attorney granted to Business Manager by Medical Group pursuant to this Section 4.8 or pursuant to Section 4.9 of this Management Services Agreement. The special and limited power of attorney granted herein shall be coupled with an interest and shall be irrevocable except with Business Manager's written consent. The irrevocable power of attorney shall expire on the later of when this Management Services Agreement has been terminated, when all accounts receivable purchased by Business Manager have been collected, or when all Management Fees due to Business Manager have been paid. If Business Manager assigns this Management Services Agreement in accordance with its terms, then Medical Group shall execute a power of attorney in favor of the assignee and in the form of Exhibit 4.8 attached hereto.

         Section 4.9 Medical Group Account.

                  (a) Power of Attorney. Business Manager shall have access to the Medical Group Account solely for the purposes stated herein. In connection herewith and throughout the Term (and thereafter as provided in Section 7.3), Medical Group hereby grants to Business Manager an exclusive special power of attorney for the purposes herein and appoints Business Manager as Medical Group's exclusive true and lawful agent and attorney-in-fact, and Business Manager hereby accepts such power of attorney and appointment, to deposit into the Medical Group
         Account all funds, fees, and revenues generated from the Medical Group's provision of Medical Services and collected by Business Manager, and to make withdrawals from Medical Group Account for payments specified in this Management Services Agreement and as requested from time-to-time by Medical Group.

                  (b) Priority of Payments. Each month, Business Manager shall apply funds that are in the Medical Group Account in the following order of priority:

                           (1) to Medical Group, all Original Physician Salaries
                  (all other expenses incurred by Medical Group for such expenses as attorneys, accountants, and consultants, as well as other expenses for continuing medical education, professional society meetings, and other similar expense shall be paid by Medical Group out of its portion of the balance remaining after payment of the items set forth in subparagraphs (2) through (4), herein below);

                           (2) to Business Manager, Office Expenses, except the
                  Base Management Fee;

                           (3) to Business Manager, the Base Management Fee;

                           (4) to Business Manager, any Performance Fee to which
                  Business Manager may be entitled; and

                           (5) the remaining balance shall remain with the
                  Medical Group.

         Section 4.10        Fiscal Matters.

                  (a)      Annual Budget.

                           (1) Process for Budgets. Annually and at least thirty
                  (30) days prior to the commencement of each fiscal year of Medical Group, Business Manager shall prepare and deliver to Medical Group a proposed Budget, setting forth an estimate of Medical Group's revenues and expenses for the upcoming fiscal year (including, without limitation, the Management Fee and Performance Fee associated with the services provided by Business Manager hereunder). Medical Group shall review the proposed Budget and either approve the proposed Budget or request any changes within fifteen (15) days after receiving the proposed Budget. The Budget shall be deemed adopted by Medical Group unless specific changes are reasonably requested within the fifteen days of receiving the proposed budget. The Budget may be revised or modified only in consultation with the Business Manager.

                           (2) Obligation of Business Manager. Business Manager
                  shall use commercially reasonable efforts to manage and administer the operations of Medical Group as herein provided so that the actual revenues, costs and expenses of the operation and maintenance of Medical Group during any applicable period of Medical Group's fiscal year shall be consistent with the Budget.

                  (b) Accounting and Financial Records. Business Manager shall establish and administer accounting procedures, controls, and systems for the development, preparation, safekeeping of administrative or financial records and books of account relating to the business and financial affairs of Medical Group and the provision of Medical Services, all of which shall be prepared and in accordance with GAAP, as consistently applied, and applicable laws and regulations. Business Manager shall prepare and deliver to Medical Group, within ninety (90) days of the end of each calendar year, a balance sheet and a profit and loss statement reflecting the financial status of Medical Group in regard to the provision of Medical Services as of the end of such calendar year, all of which shall be prepared in accordance with GAAP consistently applied.

                  (c) Review of Expenditures. Either one of Medical Group's representatives to the Policy Board shall review all expenditures related to the operation of Medical Group, but neither shall have the power to prohibit or invalidate any expenditure that is consistent with the Budget.

                  (d)      Tax Matters.

                           (1) In General. Business Manager shall prepare or
                  arrange for the preparation by an accountant approved in advance by Medical Group (which approval shall not be unreasonably withheld) of all appropriate tax returns and reports required of Medical Group.

                           (2) Sales and Use Taxes. Business Manager and Medical
                  Group acknowledge and agree that although Business Manager generally acts in a supervisory and consultative capacity hereunder by coordinating, overseeing and otherwise facilitating the provision of services, there are certain services provided by Business Manager hereunder that the parties recognize are subject to State sales taxes and for which Business Manager may have a legal obligation to collect such taxes and to remit same to the appropriate tax collection authorities. Medical Group agrees to the payment of such State sales tax as an Office Expense.

         Section 4.11   Reports and Records.

                  (a) Medical Records. Business Manager shall establish, monitor, and maintain procedures and policies for the timely creation, preparation, filing and retrieval of all medical records generated by Medical Group in connection with Medical Group's provision of Medical Services; and, subject to applicable law, shall ensure that medical records are promptly available to Physicians and any other appropriate persons. All such medical records shall be retained and maintained in accordance with all applicable State and federal laws relating to the confidentiality and retention thereof. All medical records shall be and remain the property of Medical Group.

                  (b) Other Reports and Records. Business Manager shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate for Medical Group's provision of Medical Services, and shall be prepared to analyze and interpret such reports and records upon the request of Medical Group.

         Section 4.12 Recruitment of Medical Group Physicians. Business Manager shall coordinate, supervise or perform all administrative services reasonably necessary and appropriate to recruit potential physician personnel to become employees of Medical Group. Business Manager shall provide Medical Group with agreements to document Medical Group's employment, retention or other service arrangements with such individuals. It will be and remain the sole and complete responsibility of Medical Group to interview, select, supervise, and control all Physicians performing Medical Services or other professional services on behalf of the Medical Group.

         Section 4.13 Acquisitions of or Mergers with other Medical Groups. Business Manager shall negotiate all acquisitions of or mergers with any other medical practices in the Practice Territory. Business Manager agrees to coordinate all such acquisitions or mergers with the Policy Board in order to obtain the advice and consent (which shall not be unreasonably withheld) of the Medical Group representatives regarding the professional qualifications of the physician groups to be acquired or merged with the Medical Group.

         Section 4.14 Business Manager's Insurance. Throughout the Term, Business Manager shall, as an Office Expense, obtain and maintain with commercial carriers, through self-insurance or some combination thereof, appropriate workers' compensation coverage for Business Manager's employed personnel provided pursuant to this Management Services Agreement, and professional, casualty and comprehensive general and vicarious liability covering Business Manager, Business Manager's personnel, and all of Business Manager's equipment in such amounts, on such basis and upon such terms and conditions as Business Manager deems appropriate. Upon the request of Medical Group, Business Manager shall provide Medical Group with a certificate evidencing such coverage. Business Manager may also carry, at its own expense, key person life and disability insurance on any shareholder or Physician employee of Medical Group in amounts determined reasonable and sufficient by Business Manager. Business Manager shall be the owner and beneficiary of any such insurance.

         Section 4.15 No Warranty. Medical Group acknowledges that Business Manager has not made and will not make any express or implied warranties or representations that the services provided by Business Manager will result in any particular amount or level of medical practice or income to Medical Group.

                                   ARTICLE V.

                COVENANTS AND RESPONSIBILITIES OF MEDICAL GROUP

         Section 5.1 Organization and Operation. Medical Group, as a continuing condition of Business Manager's obligations under this Management Services Agreement, shall at all times during the Term be and remain legally organized and operated to provide Medical Services in a manner consistent with all State and federal laws. Medical Group shall operate and maintain within the Practice Territory a full time practice of medicine specializing in the provision of cardiology Medical Services, and for the first five (5) years of the Term of this Management Services Agreement, Medical Group shall maintain and enforce employment agreements in the form of Exhibit 5.1 with the Physicians specified in Exhibit 5.1A. Medical Group shall not amend the employment agreements in any material manner or waive any material rights of Medical Group thereunder without the prior approval of Business Manager. Recognizing that Business Manager would not have entered into this Management Services Agreement but for Medical Group's covenant to maintain employment agreements with its original shareholders, Medical Group agrees that any damages, compensation, payment, or settlement received by Medical Group as liquidated damages from a Physician who terminates the employment agreement without cause or whose employment agreement is terminated by Medical Group for cause shall be treated as Ancillary Revenue under this Agreement.

         Section 5.2 Medical Group Personnel.

                  (a) Physician Personnel. Medical Group shall retain, as the Medical Group Expense and not as an Office Expense, that number of Physicians, as are reasonably and appropriate in the sole discretion of Medical Group for the provision of Medical Services, subject to the following conditions:

                           (1) During the first year of this Agreement, the total Original

                           Physician' Salaries (as defined above in Section 1.23 shall remain equal to an aggregate amount of [*] and shall be paid in accordance with the amounts set forth in Exhibit 5.1A attached hereto;

                           (2) During the subsequent four (4) years of this Agreement, the total amount of the Original Physicians' Salaries shall remain at [*] of Net Collections, as that term is defined above in
                           Section 1.20.

                           (3) After the first [*] of this Agreement, Original Physician Salaries shall become a Medical Group Expense.

                           (4) Salaries for physicians hired during the term of this Agreement shall be a Medical Group Expense.

                           (5) During the entire Term of this Agreement if the Policy Board determines that it is necessary and appropriate to hire additional physicians, and that Business Manager is required to advance working capital to the Medical Group [*]

                  (b) Revised Priority of Payments. Beginning with the sixth year and continuing thereafter for the balance of the term of this Agreement, the order of priority in which

         Business Manager shall apply funds shall be as follows:

                           (1) to Medical Group, all Original Physician
                  Salaries;

                           (2) to Business Manager, Office Expenses, except the
                  Base Management Fee;

                           (3) to Business Manager, the Base Management Fee;

                           (4) to Medical Group, other expenses incurred by
                  Medical Group for such expenses as attorneys, accountants, and consultants, as well as other expenses for continuing medical education, professional society meetings, and other similar expense;

[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

                           (5) to Business Manager, any Performance Fee to which
                  Business Manager may be entitled; and

                           (6) the remaining balance shall remain with the
                  Medical Group.

                  (c) Each Physician shall hold and maintain a valid and unrestricted license to practice medicine in the State of Texas, and shall be competent in the practice of cardiology.

                  (d) Except as provided in subparagraph (a), above, Medical Group shall be responsible for paying the compensation and benefits as applicable, for all Physicians and any other physician personnel or other contracted or affiliated physicians, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. Business Manager may, on behalf of Medical Group, establish and administer the compensation program with respect to such individuals in accordance with the written agreement between Medical Group and each Physician. Business Manager shall neither control nor direct any Physician in the performance of Medical Services for patients.

                  (e) Nonphysician Health Care Personnel. All nonphysician health care personnel who provide care services in the diagnostic areas shall be employed by or retained by the Business Manager as an Office Expense and shall be under Medical Group's control, supervision and direction while performing Medical Services for patients.

                  (f) Covenant of Medical Group to Maintain Adjusted Gross Revenue Production. The Physicians hereby covenant and agree to maintain Adjusted Gross Revenue at [*] during the initial [*] years of this Agreement in order to maintain the salary amount specified in
         Section 5.2(a) and provide the basis for the consideration paid pursuant to Section 2.03 of the Master Transaction Agreement. In the event the Threshold Revenue declines at least [*] during any three (3) month period of time and remains at that level for more than six (6) months, then the consideration specified in Section 2.03 of the Master Transaction Agreement shall be reduced and each Physician shall refund to Business Manager a proportionate amount of the consideration, as follows:

                           (1) In the event the reduction in Adjusted Gross
                  Revenue is equal to [*] of Threshold Revenue, then the Physicians shall refund [*]

[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]
                  percent of the consideration paid pursuant to Section 2.03 of the Master Transaction Agreement; and

                           (2) In the event the reduction in Adjusted Gross
                  Revenue is more than [*] percent, then Physicians shall refund the same percentage of the consideration as the percentage decline in Threshold Revenue.

                           (3) Provided, however, that the refund amount shall
                  be adjusted on an annual basis so that only the unamortized amount of the consideration shall be reduced. Thus, on each anniversary of the Closing, which shall be deemed to be September 18, 1996, for purposes of this Agreement, [*] of the consideration shall have been vested and not subject to the adjustment specified in this Section 5.2(f). For example, if Threshold Revenue declined [*] during year [*] of this Agreement, then the consideration would be reduced by [*] of the [*] decline, or in other words there would be a refund of [*] of the consideration paid to the Physicians, who would then refund a proportionate share of their consideration. The [*] shall be adjusted downwards by the same percentage that the consideration is reduced.

         Section 5.3 Professional Standards. As a continuing condition of Business Manager's obligations hereunder, each Physician and any other physician personnel retained by Medical Group to provide Medical Services must (i) comply with, be controlled and governed by and otherwise provide Medical Services in accordance with all applicable federal, State and municipal laws, rules, regulations, ordinances and orders, and the ethics and of care of the medical community wherein the principal office of each Physician is and (ii) obtain and retain appropriate medical staff membership with appropriate clinical privileges at any hospital or health care facility at which Medical Services are to be provided. Procurement of temporary staff privileges pending the completion of the medical staff approval process shall satisfy this provision, provided the Physician actively pursues full appointment and actually receives full appointment within a reasonable time.

         Section 5.4 Medical Services. The Medical Group shall ensure that Physicians and nonphysician health care personnel are available to provide medical services to patients in accordance with the acceptable medical standards established from time to time by the Business Manager after consultation with the Medical Group. In the event that Physicians employed by, or shareholders of, Medical Group are not available to provide Medical Services coverage, Medical Group shall engage and retain locum tenens coverage. Physicians retained on a locum tenens basis shall meet all of the requirements of Section 5.3, and the cost of providing locum tenens coverage shall be a Medical Group Expense. With the assistance of the Business Manager, Medical Group and the Physicians shall be responsible for scheduling Physician and nonphysician health care personnel coverage of all medical procedures. Medical Group shall cause all Physicians to develop and promote Medical Group.


[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

         Section 5.5 Peer Review/Quality Assurance. The Medical Group shall adopt a peer review/quality assurance program to monitor and evaluate the quality and cost-effectiveness of Medical Services provided by physician personnel of Medical Group in accordance with medical standards established from time to time by the American College of Cardiologists, the American Medical Association, the Texas Medical Association, and other similar professional associations, which would be acceptable to Business Manager. Upon request of Medical Group, Business Manager shall provide administrative assistance to Medical Group in performing its peer review/quality assurance activities, but only if such assistance can be provided consistent with maintaining the confidentiality and nondiscoverability of the processes and actions of the peer review/quality assurance process of Medical Group.

         Section 5.6 Medical Group's Insurance. The Medical Group shall, as an Office Expense, obtain and maintain with commercial carriers reasonably acceptable to Business Manager appropriate worker's compensation coverage for Medical Group's employed personnel, if any, and professional and comprehensive general liability and vicarious liability insurance covering Medical Group and each of the Physicians Medical Group retains or employs to provide Medical Services. The comprehensive general liability and vicarious liability coverage shall be in the minimum amount of One Million Dollars ($1,000,000.00); and professional liability coverage shall be in the minimum amount of One Million Dollars ($1,000,000.00) for each occurrence and Three Million Dollars ($3,000,000.00) annual aggregate. The insurance policy or policies shall provide for at least thirty (30) days advance written notice to Medical Group from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any cause. Medical Group shall cause to be issued to Business Manager by such insurer or insurers a certificate reflecting such coverage and shall provide written notice to Business Manager promptly upon receipt of notice given to Physician of the cancellation or proposed cancellation of such for any cause. Upon the termination of this Management Services Agreement for any reason, Medical Group shall obtain and maintain as a Medical Group Expense "tail" professional liability coverage, in the amounts specified in this section for an extended reporting period of 10 years, and Medical Group shall be responsible for paying all premiums for "tail" insurance coverage; except for a termination pursuant to Section 7.2(b), in which case Business Manager shall be responsible for paying all premiums for "tail" insurance coverage. In no event shall the professional liability insurance carrier be replaced or changed without Medical Group Consent.

         Section 5.7 Confidential and Proprietary Information. The Medical Group will not disclose any Confidential Information of Business Manager without Business Manager's express written authorization, such Confidential Information will not be used in any way directly or indirectly detrimental to Business Manager, and Medical Group will keep such Confidential Information confidential and will ensure that its affiliates and advisors who have access to such Confidential Information comply with these nondisclosure obligations;

provided, however, that Medical Group may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Management Services Agreement, it being understood and agreed to by Medical Group that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section , and will be directed by Medical Group not to disclose to any other person any Confidential Information. Medical Group agrees to be responsible for any breach of this Section by its advisors, or Representatives. If Medical Group is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with Business Manager or its advisors, or Representatives, Medical Group will (i) provide Business Manager with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Business Manager may seek an appropriate protective order or waive compliance with the provisions of this Section and (ii) consult with Business Manager as to the advisability of Business Manager's taking of legally available steps to resist or narrow such request. Medical Group further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder Medical Group is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information concerning Business Manager to any tribunal legally authorized to request and entitled to receive such Confidential Information or to stand liable for contempt or suffer other censure or penalty, Medical Group may disclose or produce such Confidential Information to such tribunal without liability hereunder, provided, however, that Medical Group shall give Business Manager written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

         Section 5.8 Noncompetition. The Medical Group hereby recognizes and acknowledges that Business Manager will incur substantial costs in providing the equipment, support services, personnel, management, administration, and other items and services that are the subject matter of Management Services Agreement and that in the process of providing services under this Management Services Agreement, Medical Group will be privy to financial and Confidential Information, to which Medical Group would not otherwise be exposed. The parties also recognize that the services to be provided by Business Manager will be feasible only if Medical Group operates an active practice to which the Physicians associated with Medical Group devote their full professional time and attention. Medical Group agrees and acknowledges that the noncompetition covenants described hereunder are necessary for the protection of Business Manager, and that Business Manager would not have entered into this Management Services Agreement without the following covenants.

                  (a) During the Term of this Management Services Agreement and except for its obligations pursuant to this Management Services Agreement, Medical Group shall not establish, operate, or provide Medical Services at a medical office, clinic or other health care facility anywhere within the Practice Territory.

                  (b) Except as specifically agreed to by Business Manager in writing and except as otherwise specifically provided herein, Medical Group covenants and agrees that during the Term of this Management Services Agreement and for a period of five (5) years from the date this Management Services Agreement is terminated, Medical Group shall not directly or indirectly (excluding ownership of less than five percent (5%) of the of equity of any publicly traded entity), manage, operate, control, or be otherwise associated with, lend funds to, lend its name to, or maintain any interest whatsoever in any enterprise (i) having to do with the provision, distribution, promotion, or advertising of any type of management or services or products to third parties in competition with Business Manager, in the Practice Territory; and/or (ii) offering any type of service(s) or product(s) to third parties similar to those offered by Business Manager to Medical Group in the Practice Territory. Notwithstanding the above restriction, nothing herein shall prohibit Medical Group or any of its shareholders from providing management and administrative services to its or their own medical practices after the termination of this Management Services Agreement.

                  (c) The written employment agreements described in Section 5.1 shall contain covenants of the shareholder employees pursuant to which the shareholders agree not to compete with Medical Group within the Practice Territory for two (2) years after termination of their respective employment agreement, except as otherwise specifically provided herein.

                  (d) Medical Group understands and acknowledges that the provisions in Section 5.7 and Section 5.8 are designed to preserve the goodwill of Business Manager and the goodwill of the individual Physicians of Medical Group. Accordingly, if Medical Group breaches any obligation of Section 5.7 or Section 5.8, in addition to any other remedies available under this Management Services Agreement, at law or in equity, Business Manager shall be entitled to enforce this Management Services Agreement by injunctive relief and by specific performance of the Management Services Agreement, such relief to be without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this paragraph shall limit Business Manager's right to recover any other damages to which it is entitled as result of Medical Group's breach. If any provision of the covenants is held by a court of competent jurisdiction to be unenforceable due to an excessive time period, geographic area, or restricted activity, the covenant shall be reformed to comply with such time period, geographic area, or restricted activity that would be held enforceable.

         Section 5.9 Name, Trademark. Medical Group represents and warrants that Medical Group conducts its professional practice under the name of, and only under the name of "Southeast Texas Cardiology Group, P.A." and that such name is the name of Medical Group under State law, and that Medical Group is the sole and absolute owner of the name. Medical Group covenants and promises that, without the prior written consent of the Business Manager, Medical Group will not:

                  (a) take any action or omit to take any action that is reasonably likely to result in the change or loss of the name;

                  (b) license, sell, give, or otherwise transfer the name or the right to use the name to any medical practice, physician, professional corporation, professional association, or any other entity; or

                  (c) cease conducting the professional practice of Medical Group under the name.

                                   ARTICLE VI.

                             FINANCIAL ARRANGEMENT

         Section 6.1 Definitions. For purposes of this Article VI, capitalized terms used herein shall have the meanings ascribed as follows:

                  (a) Monthly Fee. The Monthly Fee shall be [*] per month for the first year. As part of the budgeting process the Monthly Fee shall be adjusted annually at the beginning of each fiscal year, in order for Business Manager to provide proper staffing levels to support Medical Group.

                  (b) Fee Amount. The Fee Amount shall be the Monthly Fee and for each prior month in which the Base Management Fee is less than the Monthly Fee, the sum of the amounts of any such shortfall not previously paid.

                  (c) Base Management Fee. The Base Management Fee shall be the lesser of the Fee Amount or the amount of cash available to be paid by the Medical Group out of the Medical Group Account pursuant to Sections 4.8 and 4.9 hereof.

         Section 6.2 Compensation. Medical Group and Business Manager agree to the compensation set forth herein as being paid to Business Manager in consideration of a substantial commitment made by Business Manager hereunder and that such fees are fair and reasonable. Each month, in the priority established by Section 4.9(b), Business Manager shall be paid the following:


[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

                  (i) the amount of all Office Expenses (other than the Base Management Fee) paid on behalf of Medical Group.

                  (ii) the Base Management Fee.

                  (iii) the Performance Fee if the mutually agreed upon pre-established criteria for payment of the Performance Fee set forth in the Budget have been met.

         Section 6.3 Adjustments. Adjustments to the Management Fee calculation shall be made as follows:

                  (a) Upon termination of this Management Services Agreement (except as provided in Section 7.2(b)(iv) herein below), a liability for the Management Fee shall be established in an amount equal to the difference, if any, between (i) the cumulative Base Management Fees during the Term less (ii) the amounts already paid by Medical Group as Base Management Fees, and the Base Management Fee and any cumulated but unpaid Performance Fees shall become immediately due and payable.

                  (b) After the fifth anniversary of this Management Services Agreement, the Monthly Fee shall increase each year by the lesser of five per cent (5%) per year or the increase, if any, from the prior year in the Consumer Price Index - Health/Medical Services, as published by the United States Department of Labor ("DOL"), for the Beaumont, Texas metropolitan area. If the DOL ceases publishing the Consumer Price Index - Health/Medical Services, or ceases to publish the Consumer Price Index - Health/Medical Services of Beaumont, Texas metropolitan area, the parties shall use any other comparable index selected by the Business Manager.

                  (c) If there are not sufficient funds to pay the Performance Fee, unpaid amounts shall accumulate and carry over from month to month until paid. No amounts carried over shall earn interest. Furthermore, the amount of the Performance Fee paid will be monitored and reconciled on an annual basis and any overpayment of the Performance Fee shall be promptly refunded by the Business Manager.

         Section 6.4 Reasonable Value. Payment of the Base Management Fee or Performance Fee is not intended to be and shall not be interpreted or applied as permitting Business Manager to share in Medical Group's fees for Medical Services or any other services. Rather, such payment is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the management expertise, strategic planning, capital access, resource retention, equipment, contract analysis and support, purchasing, office space, and other management and administrative oversight services supervised, coordinated, arranged for or otherwise facilitated by Business Manager pursuant to this Management Services

Agreement, as more specifically set forth in Article IV herein, as well as for the personnel services Business Manager provides under Section 4.6 hereof, considering the nature and extent of the services required and the risks assumed by Business Manager.

         Section 6.5 Payment of Management Fee. To facilitate the payment of the Management Fee as provided in Section 6.2 hereof, Medical Group hereby expressly authorizes Business Manager to make withdrawals of the Management Fee from the Medical Group Account as such fee becomes due and payable during the Term and thereafter as provided in Section 7.3.

         Section 6.6  Disputes Regarding Fees.

                  (a) It is the parties' intent that any disputes regarding the payment of the Management Fee shall be resolved to the extent possible by good faith negotiation. Business Manager and Medical Group shall negotiate the dispute in good faith, and if an agreement is reached, the parties shall implement the resolution without further action.

                  (b) If the parties cannot reach a resolution within a reasonable time, Medical Group shall, at its option, submit the dispute to mediation. Mediation shall be conducted in Beaumont, Texas in accordance with the rules of the National Health Lawyers Association Alternative Dispute Resolution Service, and if the amount in dispute is $25,000 or less, the mediation shall be binding.

                  (c) If the amount in dispute is greater than $25,000, or if the mediation process fails to resolve the dispute, the dispute shall be submitted by either party to binding arbitration pursuant to the Master Transaction Agreement.

                                  ARTICLE VII.

                              TERM AND TERMINATION

         Section 7.1 Initial and Renewal Term. The Term of this Management Services Agreement will be for an initial period of forty (40) years after the effective date, and shall be automatically renewed for successive five (5) year periods thereafter, provided that neither Business Manager nor Medical Group shall have given notice of termination of this Management Services Agreement at least one hundred twenty (120) days before the end of the initial term or any renewal term, or unless otherwise terminated as provided in Section 7.2 of this Management Services Agreement.

         Section 7.2   Termination.

                  (a) Termination By Business Manager. Business Manager may terminate this Services Agreement upon the occurrence of any one of the following events which shall be deemed to be "for cause":

                           (i) The revocation, suspension, cancellation or
                  restriction of any Medical Group shareholder Physician's license to practice medicine in the State if, in the reasonable discretion of the Business Manager, Medical Group will not be financially viable after such revocation, suspension, cancellation, or restriction;

                           (ii) Medical Group's loss or suspension of its
                  Medicare or Medicaid provider number, and/or Medical Group's restriction from treating beneficiaries of the Medicare or Medicaid programs, or such successor programs;

                           (iii) The dissolution of Medical Group or the filing
                  of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any State or federal statute for the protection of debtors;

                           (iv) Medical Group materially defaults in the
                  performance of any of its material duties or obligations hereunder, and such default continues for sixty (60) days after Medical Group receives notice of the default.

                  (b) Termination By Medical Group. Medical Group may terminate this Management Services Agreement upon the following occurrence which shall be deemed to be "for cause":

                           (i) If either Business Manager, Raytel Southeast
                  Management, L.P., Raytel Texas Physician Services, Inc., or Raytel Medical Corporation (each a "Raytel Party") is adjudicated a bankrupt and its affairs are ordered to be wound up and then dissolved, or a Raytel Party makes an assignment for the benefit of creditors, or other action is taken voluntarily or involuntarily under any State or federal statute for the protection of debtors;

                           (ii) Business Manager is convicted of a felony in
                  connection with the performance of its duties and obligations under this Management Services Agreement;

                           (iii) Business Manager materially defaults in the
                  performance of any
                  of its material duties or obligations hereunder, and such default continues for sixty (60) days after Business Manager receives notice of the default; or

                           (iv) in the event there is a change in control of the
                  Business Manager. For purposes of this Section 7.2(b)(iv), a "Change in Control" shall mean the sale of substantially all of the assets of the Business Manager or a sale of more than two-thirds (2/3) of the ownership interests of the Business Manager (other than the sale and assignment of the partnership interests provided in Section 8.5 and as contemplated in the Transaction Documents) to a party not approved by the Medical Group. A sale of the ownership interests of Business Manager shall include the Change in Control in Raytel Texas Physician Services, Inc., the corporate General Partner of Raytel Southeast Management, L.P. (except within the controlled group of companies owned or controlled by Raytel Medical Corporation), and shall also include the Change in Control of Raytel Medical Corporation. A Change in Control shall have the result of accelerating the vesting of all consideration paid to the Physicians pursuant to the Master Transaction Agreement and the other Transaction Documents, and shall cause the noncompetition covenants or agreements which are part of the Master Transaction Agreement and the Transaction Documents to be rescinded.

         Termination by Medical Group hereunder shall require the affirmative vote of three-fourths of the outstanding voting shares of the common shareholders of Medical Group entitled to vote.

                  (c) Termination by Agreement. In the event Medical Group and Business Manager shall mutually agree in writing, this Management Services Agreement may be terminated on the date specified in such written agreement.

         Section 7.3 Legislative, Regulatory or Administrative Change. In the event there shall be a change in the Medicare or Medicaid statutes, federal or State statutes, case laws, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or State legislation, or a change in any third party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its services under this Management Services Agreement or which shall make this Management Services Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding a new service arrangement or basis for compensation for the services furnished pursuant to this Management Services Agreement that complies with the law, regulation, or policy and that approximates as closely as possible the economic position of the parties prior to the change. If good faith negotiations cannot resolve the matter, it shall be submitted to arbitration as referenced in Section 8.6.

         Section 7.4 Effects of Termination. Upon termination of this Management Services Agreement, as herein above provided, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Management Fees and Medical Group Expenses relating to services provided prior to the termination of this Management Services Agreement, (ii) obligations, promises, or covenants set forth herein that are expressly made to extend beyond the Term, including, without limitation, indemnities and noncompetition provisions, which provisions shall survive the expiration or termination of this Management Services Agreement by Business Manager for cause, and (iii) the obligations of Medical Group and Business Manager described in this Section 7.4; provided that in case of any termination under Section 7.2(b), Medical Group and the Physicians shall be released, relieved and discharged from any non-compete agreements or covenants under the Master Transaction Agreement, the Partnership Interest Purchase Agreement, the respective Employment Agreement for each of the Physicians, and any Succession Agreement for the Medical Group. In effectuating the provisions of this Section 7.3, Medical Group specifically acknowledges and agrees that Business Manager shall continue to collect on behalf of Medical Group all cash collections from accounts receivable in existence at the time this Management Services Agreement is terminated (except in the case of termination under Section 7.2(b) it being understood that such cash collections will represent, in part, compensation to Business Manager for management services already rendered, provided however, if this Agreement is terminated by Medical Group with cause, Business Manager shall not have the right to collect the accounts receivable. Upon the expiration or termination of this Management Services Agreement for any reason or cause whatsoever, Business Manager shall surrender to Medical Group all books and records pertaining to Medical Group's medical practice.

         Section 7.5 Repurchase Obligation. Upon termination of this Management Services Agreement by Business Manager for cause, Medical Group shall:

                  (a) Purchase from Business Manager at book value the intangible assets, deferred charges, and all other amounts on the books of the Business Manager relating to and including the Management Services Agreement as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect amortization or depreciation of the intangible assets, deferred charges, or covenants;

                  (b) Purchase from Business Manager any real estate owned by Business Manager and used as an Office at the greater of the appraised fair market value thereof or the then book value thereof;

                  (c) Purchase at book value all improvements, additions, or leasehold improvements that have been made by Business Manager at any Office and that relate solely to the performance of Business Manager's obligations under this Management Services Agreement;

                  (d) Assume all debt, and all contracts, payables, and leases that are obligations of Business Manager and that relate principally to the performance of Business Manager's obligations under this Management Services Agreement or the properties leased or subleased hereunder by Business Manager; and

                  (e) Purchase from Business Manager at book value all of the equipment and all other assets, including inventory and supplies, tangibles and intangibles, set forth on the books of the Business Manager as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Office, depreciation, amortization, and other adjustments of assets shown on the books of the Business Manager.

         Section 7.6 Repurchase Option. Upon termination of this Management Services Agreement by Medical Group for cause, Medical Group shall have the option but not the obligation to do all or none of the following:

                  (a) Purchase from Business Manager any real estate owned by Business Manager and used as an Office at the greater of the appraised fair market value thereof or the then book value thereof;

                  (b) Purchase at book value all improvements, additions, or leasehold improvements that have been made by Business Manager at any Office and that relate solely to the performance of Business Manager's obligations under this Management Services Agreement;

                  (c) Assume all debt, and all contracts, payables, and leases that are obligations of Business Manager and that relate principally to the performance of Business Manager's obligations under this Management Services Agreement or the properties leased or subleased by Business Manager; and

                  (d) Purchase from Business Manager at book value all of the equipment and all other tangible assets, including inventory and supplies, set forth on the books of the Business Manager as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Office, depreciation, amortization, and other adjustments of assets shown on the books of the Business Manager.

         Section 7.7 Closing of Repurchase. Medical Group shall pay cash for the repurchased assets. The amount of the purchase price shall be reduced by the amount of debt and liabilities of Business Manager, if any, assumed by Medical Group. Medical Group and any Physician associated with Medical Group shall execute such documents as may be required to assume the liabilities set forth in
Section 7.4(d) or Section 7.5(c) and to remove Business Manager from any liability with respect to such purchased asset and with to any property leased or subleased by Business Manager. The closing date for the repurchase shall be determined by Business Manager but shall in no event occur sooner than sixty
(60) days or later than one hundred eighty (180) days from the date of the notice of termination.

                                  ARTICLE VIII.

                                 MISCELLANEOUS

         Section 8.1 Administrative Services Only. Nothing in this Management Services Agreement is intended or shall be construed to allow Business Manager to exercise control or direction over the manner or method by which Medical Group and its Physicians perform Medical Services or other professional health care services. The provision of all Medical Services, including, but not limited to, the prescription or administration of medicine and drugs, shall be the sole responsibility of Medical Group and its Physicians, and Business Manager shall not interfere in any manner or to any extent therewith. Nothing contained in this Management Agreement shall be construed to permit Business Manager to engage in the practice of medicine, it being the sole intention of the parties hereto that the services to be rendered to Medical Group by Business Manager are solely for the purpose of providing nonmedical and management and administrative services to Medical Group so as to enable Medical Group to devote its full time and energies to the professional conduct of its medical practice and provision of Medical Services to its patients and not to administration or practice management.

         Section 8.2 Status of Contractor. It is expressly acknowledged that the parties hereto are independent contractors, and nothing in this Management Services Agreement is intended and nothing shall be construed to create an employer/employee, partnership or joint venture relationship.

         Section 8.3 Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be in writing and shall be delivered to the parties at the following respective addresses:

         Medical Group:             Southeast Texas Cardiology Associates, P.A.
                                    2535 Calder Street
                                    Beaumont, Texas   77702
                                    Attn: Rodolfo Sotolongo, M.D.

         with a copy to:            Orgain, Bell & Tucker, L.L.P.
                                    470 Orleans Street
                                    Beaumont, Texas 77702
                                    Attn: John Creighton, Esq.
                                    Lance Fox, Esq.

         Business Manager:          Raytel Southeast Management, L.P.
                                    2755 Campus Drive, Suite 200
                                    San Mateo, CA 94403
                                    Attn: Michael Kokesh, Esq.

or to such other address, or to the attention of such other person or officer, as any party may by written notice designate. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be sent either (a) by hand delivery, in which case notice shall be deemed received when actually delivered, (b) by prepaid certified or registered mail, return receipt requested, in which case notice shall be deemed five calendar days after deposit, postage prepaid in the United States mail, or (c) by a nationally recognized overnight courier, in which case notice shall be deemed received one business day after deposit with such courier.

         Section 8.4 Governing Law This Management Services Agreement shall be governed by the laws of the State of Texas applicable to agreements to be performed wholly within the State. The federal and State courts of Jefferson County, Texas shall be the exclusive venue for any litigation, special proceeding, or other proceeding between the parties that may arise out of, or be brought in connection with or by reason of, this Management Services Agreement.

         Section 8.5 Assignment. Except as may be herein provided to the contrary, this Management Services Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that Medical Group may not assign this Management Services Agreement without the prior written consent of Business Manager, which consent may be withheld in Business Manager's sole and absolute discretion. The sale, transfer, pledge, or assignment of any of the common shares held by any shareholder of Medical Group or the issuance by Medical Group of common or other voting shares to any other person, or any combination of such transactions within a period of one (1) year, such that the existing shareholders in Medical Group fail to maintain a majority of the voting in Medical Group shall be deemed an attempted assignment by Medical Group, and shall be null and void unless consented to in writing by Business Manager prior to any such transfer or issuance. The parties agree that Raytel Southeast Management L.P. ("Raytel Southeast") shall succeed to all of the rights and obligations of Cardiology Management Partnership under this Management Services Agreement, and Raytel

Medical Corporation guarantee the performance of Raytel Southeast, under this Management Services Agreement, or any appointed successor. Business Manager shall have the right to (i) assign its rights and obligations hereunder to any third party and (ii) collaterally assign its interest in this Management Services Agreement and its right to collect Management Fees hereunder to any financial institution or other third party.

         Section 8.6 Arbitration. The parties shall use good faith negotiation to resolve any controversy, dispute or disagreement arising out of or relating to this Management Services Agreement or the breach of this Management Services Agreement. Any matter not resolved by negotiations shall be submitted to binding arbitration and such arbitration shall be governed by the terms of the Master Transaction Agreement, which, as it applies to the parties hereto, is incorporated herein by reference in its entirety.

         Section 8.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Management Services Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         Section 8.8 Enforcement. In the event either party resorts to legal action to enforce or interpret any provision of this Management Services Agreement, the prevailing party shall be entitled to recover the costs and expenses of such action so incurred, including, without limitation, reasonable attorneys' fees.

         Section 8.9 Gender and Number. Whenever the context of this Management Services Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

         Section 8.10 Additional Assurances. Except as may be herein specifically provided to the contrary, the provisions of this Management Services Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Management Services Agreement.

         Section 8.11 Consents, Approvals, and Exercise of Discretion. Whenever this Management Services Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, and except where specifically set forth to the contrary, the parties agree that such consent or approval shall not be unreasonably withheld or delayed, and that such discretion shall be reasonably exercised.

         Section 8.12 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Management Services Agreement or other interruption resulting from, directly or indirectly, acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Management Services Agreement.

         Section 8.13 Severability. The parties hereto have negotiated and prepared the terms of this Management Services Agreement with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Management Services Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Management Services Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by applicable law.

         Section 8.14 Divisions and Headings. The divisions of this Management Services Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Management Services Agreement.

         Section 8.15 Amendments and Management Services Agreement Execution. This Management Services Agreement and amendments hereto shall be in writing and may be executed in multiple copies. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         Section 8.16 Entire Management Services Agreement. With respect to the subject matter of this Management Services Agreement, this Management Services Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. Neither party shall be entitled to benefits other than those specified herein. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Management Services Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendments to become effective on the date stipulated in such amendments. The parties specifically acknowledge that, in entering into and executing this Management Services Agreement, the parties rely solely upon the representations and agreements contained in this Management Services Agreement and no others.

IN WITNESS WHEREOF, Medical Group and Business Manager have caused this Management Services Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

MEDICAL GROUP:                               BUSINESS MANAGER:

SOUTHEAST TEXAS CARDIOLOGY                   CARDIOLOGY MANAGEMENT
ASSOCIATES II, P.A.,                         PARTNERSHIP
a Texas professional association             a Texas general partnership

By:  /s/ Rodolfo Sotolongo                  By:/s/ Wayne Margolis
    -------------------------                  ----------------------------
         Rodolfo Sotolongo, M.D.                  Wayne Margolis, M.D.
Title:   President                           Title:   Administrative Partner





                                    GUARANTY

This Management Services Agreement shall be assigned to Raytel Southeast Management, L.P., pursuant to Section 8.5, herein above, as part of the series of transactions set forth in the Master Transaction Agreement, and Raytel Medical Corporation, a party to the Master Transaction Agreement hereby guarantees the performance of Raytel Southeast Management, L.P. as the Business Manager of each and every duty, responsibility, obligation, and covenant set forth herein.

RAYTEL MEDICAL CORPORATION

By: /s/ E. Payson Smith, Jr.
   -------------------------------
         E. Payson Smith, Jr.
Its:     Senior Vice President and
         Chief Financial Officer.